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                        VALUE LINE SMALL-CAP GROWTH FUND, INC.


                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION

                                      EXHIBIT 16




Year(s) Ended 03/31/97:

                                       1 year     3.77  years*
                                    ----------   ------------
Initial Investment:                      1,000        1,000
Balance at End of Period:                  979        1,541
Change:                                    (21)         541


Percentage Change:                       -2.07%       54.10%


Average Annual Total Return:             -2.07%       12.15%




*from 06/23/93 (commencement of operations)